Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-145311
4.75% Convertible Senior Subordinated Notes due 2014
CUSIP No. 24823QAA5
Dendreon Corporation
Prospectus Supplement dated December 28, 2007
to the Prospectus dated September 7, 2007
     The selling securityholders table on pages 53-55 of the prospectus, as amended, is further amended to add information regarding the following selling securityholders in the prospectus and their respective holdings of 4.75% Convertible Senior Subordinated Notes due 2014:

	Aggregate Principal
	Amount of Notes	Percentage of Notes	Common Stock Owned	Common Stock
Name	that May Be Sold	Outstanding	Prior to Conversion	Registered(1)
ADI Alternative Investments	$1,250,000	1.5%	—	121,580
ADI Alternative Investments c/o Casam ADI CB Arbitrage	750,000	*	—	72,948
ADI Alternative Investments c/o Kallista Master Fund Limited	2,000,000	2.3	—	194,528
Argent Classic Convertible Arbitrage Fund L. P.(2)	310,000	*	—	30,151
Argent Classic Convertible Arbitrage Fund II, L. P.(2)	60,000	*	—	5,835
Argent Classic Convertible Arbitrage Fund Ltd.(2)	2,200,000	2.6	—	213,981
Argentum Multi-Strategy Fund L. P.(2)	10,000	*	—	972
Argentum Multi-Strategy Fund Ltd.(2)	60,000	*	—	5,835
CSS, LLC(3)	4,250,000	5.0	—	413,373
Windward Capital, L. P.	2,000,000	2.3	—	194,528
Xavex Convertible Arbitrage 10 Fund(2)	170,000	*	—	16,534
All other holders of notes or future transferees, pledgees, donees or successors of any such holders(4)	3,926,000	4.6	—	381,860

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 97.2644 shares of common stock per $1,000 principal amount of the notes. This conversion rate will be subject to adjustment as described in the prospectus under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Nathanial Brown and Robert Richardson have voting power and investment control over the notes owned by this selling securityholder.

(3)	Nicholas D. Schoewe and Clayton A. Struve have voting power and investment control over the notes owned by this selling securityholder.

(4)	Information about other selling securityholders will be set forth in supplements or amendments to this prospectus, if required.